CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the ÒAgreementÓ) is entered into this 1st day of
January, 2008 by and between Damian Lance Kimmons, 3101 5th Street No. 2, Santa Monica, CA, 90405, (hereinafter referred to as ÒConsultantÓ), and eDOORWAYS Corporation, a Delaware corporation, and its successors, affiliates and assigns, (hereinafter referred to as ÒClientÓ), (collectively referred to as theÓ PartiesÓ) with reference to the following:

Preliminary Statement

A.  This agreement supercedes and takes the place of the Non-Employee Director Agreement between the parties hereto which is dated January 1, 2007.

B.  The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant’s experience, skills, abilities, knowledge, and background to facilitate its operations, and to advise the Client in business and/or financial and merger/acquisition matters and is therefore willing to engage Consultant upon the terms and conditions set forth herein. Consultant desires to be assured, and Client desires to assure Consultant, that, if Consultant associates with Client and allocates its resources necessary to provide Client with its business advisory and consulting services, Consultant will be paid the consideration described herein and said consideration will be nonrefundable, regardless of the circumstances.

Consultant agrees to be engaged and retained by Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Engagement, Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a business Consultant to Client and to render advice, consultation, information, and services to the Directors and/or Officers of Client regarding general business matters including, but not limited to the following:

1.1
Member, eDOORWAYS Board of Directors.   Consultant agrees to serve on the Board of Directors of the Company for the Term of this Agreement.  Consultant is and shall remain a non-employee of the Client.  Consultant and any agents or employees of Consultant shall not act as an officer or employee of Client.  Consultant has no authority to assume or create any commitment or obligation on behalf of, or to bind, Client in any respect in an individual capacity.

1.2
Director, "Net Generation" Business Development. Consultant agrees to assume primary responsibility for the extension and implementation of the eDOORWAYS  brand into the "Net Generation" market.  Here, "Net Generation" shall refer to young adult consumers who currently are familiar with and actively use the Internet and its services.  Consultant assumes the lead role in the creation of all marketing, advertising and other strategic elements required in implementing the brand, subject to the approval of eDOORWAYS executive management.

1.3
eDOORWAYS Brand Implementation.   Consultant agrees to assist in the development, implementation, and launch of the eDOORWAYS brand as required by Client.  From time to time, executive management of Client may ask for the assistance of Client as the company launches the eDOORWAYS brand.  Consultant shall, the best extent of his abilities, render such assistance as required.

1.4
Standard of Performance. Consultant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. The time frame for completion of any work or task of Consultant provided for herein which requires Client to provide certain information to assist Consultant in completion of the work shall be extended (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Consultant to complete the work. The services of Consultant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant, or other licensed professional. Consultant cannot guarantee results on behalf of Client, but shall use commercially reasonable efforts in providing the services listed above.

2.	Compensation to Consultant

a.           Member,  Board of Directors - Monthly Retainer Fee.  Client shall pay Consultant a monthly retainer fee of two thousand five hundred dollars ($2,500), the first of which payments shall be due and payable upon execution of this Agreement. Subsequent payments shall be due and payable on the first of each month following execution of this Agreement for the entire term of this Agreement.  In addition, Client shall pay Consultant the additional sum of thirty thousand dollars ($30,000) for services performed under the original Non-Employee Board Agreement that was initiated on January 1st, 2007.  Payment of both the monthly retainer fee and the additional sum may be made by Client according to the terms of Paragraph 2.d. below.

b.           Director, "Net Generation" Monthly Retainer Fee. . Client shall pay Consultant a monthly retainer fee of seven thousand dollars ($7,000), the first of which payments shall be due and payable upon execution of this Agreement. Subsequent payments shall be due and payable on the first of each month following execution of this Agreement for the entire term of this Agreement.  Client shall also pay Consultant the additional sum of twenty-one thousand dollars ($21,000.00) for Paragraph "2b" services rendered by Consultant during the fourth quarter of 2007.  Payment of both the monthly retainer fee of $7,000 and the additional sum of $21,000 may be made by Client according to the terms of Paragraph 2.d  below.

c,           Fundraising Commission.  Client agrees to pay Consultant the sum of eight thousand dollars ($8,000) as commission due and payable to Consultant for his role in procuring $80,000 in investment capital to satisfy the company's December, 2007 operating requirements.  Payment of the $8,000 commission may be made by Client according to the terms of Paragraph 2.d below.

d.
Form of Retainer Fee Payment.  For each monthly retainer fee payment, Consultant may elect to receive payment in the form of common stock of eDOORWAYS Corporation or its successor(s) rather than in a cash payment. In the event that Consultant elects to receive common stock, the issuance of said shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration within five days of delivery of such stock to Consultant. The number of shares to be received by Consultant shall be calculated by dividing the amount of the monthly retainer fee payment by the average trading price for the five days prior to the date payment is due.

Payment of the original sum of $30,000 described in Paragraph 2.a. above may also be made in cash or common stock as described in this Paragraph.  Should Consultant elect to receive cash, the timing of the cash payment shall be determined by Client.

Payment of the original sum of $21,000 described in Paragraph 2.b. above may also be made in cash or common stock as described in this Paragraph.  Should Consultant elect to receive cash, the timing of the cash payment shall be determined by Client.

e.           Share Fee.  As compensation under this Agreement, Consultant will receive at the Consultant’s election and option, and as previously specified in the Non-Employee Director Agreement dated January 1, 2007,  five hundred thousand (500,000) shares of the Company’s Common Stock, $0.001 par value (the “Shares”), a non-employee director stock option to purchase five hundred thousand (500,000) shares, or a Warrant to purchase five hundred thousand (500,000) shares.   Any option or warrant issued pursuant to this agreement will contain a provision for the cashless exercise of said option or warrant.  The price of any Shares issued or purchased pursuant to this Agreement shall be deemed to be $0.05 per Share, which is one hundred percent (100%) of the fair market value of the Shares on the date hereof.

f.
Reimbursement for Expenses, Consultant shall submit to Client a monthly invoice for all expenses incurred on Client’s behalf, as specified in Par. 2.1 below, Client agrees to reimburse Consultant for such expenses within ten (10) days from receipt of the statement.

2.1
Expenses. Client shall reimburse Consultant for reasonable expenses incurred in performing its duties pursuant to this Agreement (including, but not limited to printing, postage, express mail, photo reproduction, travel, lodging, and long distance telephone cell phone, entertainment, software and facsimile charges), pursuant to the terms of Par. 2(d) above.

2.2
Additional Fees. Client and Consultant shall mutually agree upon any additional fees that Client may pay in the future for services rendered by Consultant under this Agreement. Such additional agreement(s) may, although there is no requirement to do so, be attached hereto and made a part hereof as Exhibits beginning with ÒA.Ó

3.	INDEMNIFICATION.

3.1.
The Client agrees to indemnify and hold harmless Consultant against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by Consultant in the performance of his duties under this Agreement, or by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by Client or any of its agents, employees, or other representatives.  All remedies provided by law, or in equity shall be cumulative and not in the alternative.

4	CONFIDENTIALITY

4. 1
Consultant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Consultant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Consultant and Client respectively, to first enter appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity.

4.2
Consultant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another’s benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Consultant during its engagement by the Client, Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant or its representatives.

5           INDEPENDENT CONTRACTOR

5.1
In his performance hereunder, Consultant and his agents shall be independent contractors. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant, and shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee. It is further understood and agreed that Consultant’s compensation under this Agreement is not for any capital raising or stock promotion or support.

6.	MISCELLANEOUS PROVISIONS

6.1	Amendments and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Consultant and Client,

6.2
Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of either party hereunder cannot be assigned without the express written consent of the other party.

6.3
Binding Effect. All obligations of Client under this Agreement shall be binding upon, and fully enforceable against, Client, its agents, officers, directors, successors, assigns, affiliates and purchasers.

6.3
Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law doctrine. Client and Consultant agree that if any action is instituted to enforce or interpret any provision of this Agreement, the jurisdiction and venue shall be Houston, Texas.

6.4
Attorneys’ Fees and Costs. If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

6.5	Survivability. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.

6.6
Facsimile Signatures. The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signature shall be deemed originals. The Parties further agree that within ten (10) days following the execution of this Agreement, they shall exchange original signature pages.

7.           TERM/TERMINATION.

7.1
The Term of this Agreement (the ÒTermÓ) shall commence on January 1, 2008 and shall continue until January 1, 2009. The parties to this Agreement agree that prior to 30 days before the end of the Term they will notify each other of their intent to extend this Agreement.  If an extension is not agreed upon, the Agreement will terminate at the end of the Term.  In the event that there is an extension and either party wishes to terminate the agreement, the terminating party will notify the other party of such intent at least 30 days prior to the date of termination.

a.	Early Termination With or Without Cause. Either party may terminate this Agreement with or without cause with 30 days advance written notice.

b.	Early Termination for Material Breach or Bankruptcy.
Notwithstanding the provisions of Section 7 above, either party may terminate this Agreement for the following:

i.           On or after the thirtieth (30th) day after such party gives the other party written notice of a material breach by such other party of any obligation hereunder unless such breach is cured within thirty (30) days following the breaching party’s receipt of such written notice. Neither party will be liable to the other party for damages of any kind resulting from any rightful termination of this Agreement as provided by this Section 7

ii. Either party may terminate this Agreement upon written notice to the other if such other party: (i) shall make an assignment for the benefit of creditors, (ii)  shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law.

8.	CLIENT REPRESENTATIONS, WARRANTS AND COVENANTS.

8.1	Client represents, warrants and covenants to the Consultant as follows:

Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions that are provided for herein. The execution of this Agreement by the Client and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Client’s Board of Directors and no further authorization shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement.

The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities that affect the Client or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound. The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

Consultant makes no representations or warranties other than those contained within this Agreement.

9.	NOTICES.

9.1
Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail; or (ii) overnight delivery with confirmation of delivery; or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Client:                                                     Gary F. Kimmons
eDOORWAYS Corporation
2602 Yorktown Place
Houston, TX 77056
Facsimile No: 832-565-9290

If to Consultant:                                                     Lance Kimmons
3101 5th Street   No. 2
Santa Monica, CA 90405
Facsimile No: 310-310-2420

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

10.	COUNTERPARTS

10.1	This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	PRELIMINARY STATEMENT

11.1	The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement

**SIGNATURE PAGE FOLLOWSÓ

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

CLIENT:

eDOORWAYS Corporation

________________________________________________________
Gary F. Kimmons

Title:  President

Date:	January 1st, 2008

CONSULTANT:

________________________________________________________
Damian Lance Kimmons

Date:	January 1st, 2008